Exhibit 99.1

AMENDMENT
TO THE
RCM TECHNOLOGIES, INC.
2014 OMNIBUS EQUITY COMPENSATION PLAN
WHEREAS, RCM Technologies, Inc. (the “Company”) maintains the RCM Technologies, Inc. 2014 Omnibus Equity Compensation Plan, as amended (the “Plan”) for the benefit of its and its subsidiaries eligible employees, directors and consultants;
WHEREAS, the Company desires to amend the Plan to reflect changes in the minimum vesting period for grants of stock awards and stock units under the Plan; and
WHEREAS, pursuant to Section 19(a) of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time.
NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Board, the Plan is hereby amended as follows:

1. Section 9(b) of the Plan is hereby amended in its entirety to read as follows:

“(b) Terms of Stock Units.   The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. ~~The vesting period for any Stock Unit that is based solely upon a continuing employment or service relationship with the Company shall be a minimum of one year from the Date of Grant, and the vesting period for any Stock Unit that is based upon performance criteria shall be based upon performance over a minimum period of one year.~~ Notwithstanding the foregoing, the Committee may determine to accelerate the vesting of any or all outstanding Stock Units at any time for any reason.”
2.	Section 10(f) of the Plan is hereby amended in its entirety to read as follows:
“(f)     Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. ~~The Restriction Period for any Stock Award that is based solely upon a continuing employment or service relationship with the Company shall be a minimum of one year from the Date of Grant, and the Restriction Period for any Stock Award that is based upon performance criteria shall be based upon performance over a minimum period of one year.~~ Notwithstanding the foregoing, the Committee may determine to accelerate the vesting and lapse of any Restriction Period of any or all outstanding Stock Awards at any time for any reason.”
3. As thus amended, the Plan, including this Amendment thereto, hereby constitute the Plan.

IN WITNESS WHEREOF, to record the adoption of this Amendment to the Plan, the Board has caused the execution of this instrument on this _____ day of January, 2021.

RCM TECHNOLOGIES, INC.

By:  /s/
Name:
Title: